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                                                                       Exhibit 5

                                August 25, 1999



Messrs.
McDERMOTT INTERNATIONAL, INC.
1450 Poydras Street
New Orleans, LA  70112
U.S.A.

Dear Sirs:

     We are acting as your Panamanian Counsel in connection with the Registration under the Securities Act of 1933, as amended, of 1,500,000 shares (the "Shares") of your Common Stock, $1.00 par value per share. The registration of the Shares is to be effected by means of a Registration Statement on Form S-8 to be filed with the Securities and Exchange Commission.

     We are of the opinion that the Shares have been duly authorized and, when issued in accordance with your 1996 Officer Long-Term Incentive Plan will be legally and validly issued, fully paid and nonassessable.

     We consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our name in such Registration Statement.

     We are counsel qualified to practice law only in the Republic of Panama and we express no opinion with respect to the laws of any other jurisdiction.

                                    Very truly yours,

                                    DURLING & DURLING